Exhibit 99.1

FCPT Announces Second Quarter 2024 Financial and Operating Results

MILL VALLEY, CA – July 31, 2024 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three and six months ended June 30, 2024.

Management Comments

“FCPT continued its strong performance in the second quarter. We acquired $45 million of high-quality assets while maintaining pricing discipline with an initial weighted average cash yield of 7.2%,” said CEO Bill Lenehan. “With our strong existing portfolio performance and rent collections, we continue to be in a position to take advantage of opportunities that may arise.”

Rent Collection Update

As of June 30, 2024, the Company has received rent payments representing 99.8% of its portfolio contractual base rent for the quarter ending June 30, 2024.

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

•
Rental revenue for the second quarter increased 10.8% over the prior year to $58.5 million. Rental revenue consisted of $57.9 million in cash rents and $0.6 million of straight-line and other non-cash rent adjustments.

•
Net income attributable to common shareholders was $24.7 million for the second quarter, or $0.27 per diluted share. These results compare to net income attributable to common shareholders of $23.6 million for the same quarter in the prior year, or $0.27 per diluted share.

•
Net income attributable to common shareholders was $48.7 million for the six months ended June 30, 2024, or $0.53 per diluted share. These results compare to net income attributed to common shareholders of $46.7 million for the same six-month period in 2023, or $0.54 per diluted share.

Funds from Operations (FFO)

•
NAREIT-defined FFO per diluted share for the second quarter was $0.41, representing a $0.01 increase compared to the same quarter in 2023.

•
NAREIT-defined FFO per diluted share for the six months ended June 30, 2024 was $0.82, representing a $0.03 per share increase compared to the same six-month period in 2023.

Adjusted Funds from Operations (AFFO)

•
AFFO per diluted share for the second quarter was $0.43, representing a $0.01 per share increase compared to the same quarter in 2023.

•
AFFO per diluted share for the six months ended June 30, 2024 was $0.86, representing a $0.03 per share increase compared to the same six-month period in 2023.

General and Administrative (G&A) Expense

•
G&A expense for the second quarter was $6.0 million, which included $1.7 million of stock-based compensation. These results compare to G&A expense in the second quarter of 2023 of $5.6 million, including $1.6 million of stock-based compensation.

•
Cash G&A expense (after excluding stock-based compensation) for the second quarter was $4.3 million, representing 7.4% of cash rental income for the quarter.

Dividends

•
FCPT declared a dividend of $0.345 per common share for the second quarter of 2024.

Real Estate Portfolio

•
As of June 30, 2024, the Company’s rental portfolio consisted of 1,154 properties located in 47 states. The properties are 99.6% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 7.4 years.

Acquisitions

•
During the second quarter, FCPT acquired 17 properties for a combined purchase price of $45.5 million at an initial weighted average cash yield of 7.2%, on rents in place as of June 30, 2024 and a weighted average remaining lease term of 13.1 years.

Dispositions

•
During the second quarter, FCPT did not sell any properties.

Liquidity and Capital Markets

Capital Raising

•
During the second quarter, the Company sold 99,656 shares of Common Stock via the at-the-market (ATM) program at an average price of $25.14 per share for net proceeds of $2.4 million.

Liquidity

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On June 30, 2024, FCPT had approximately $240 million of available liquidity including $17 million of cash and cash equivalents and $223 million of undrawn revolving credit facility capacity.

Credit Facility and Unsecured Notes

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On June 30, 2024, FCPT had $1,167 million of outstanding debt, consisting of $515 million of term loans and $625 million of unsecured fixed rate notes and $27 million outstanding revolver balance. FCPT’s leverage, as measured by the ratio of net debt to adjusted EBITDAre, is 5.7x at quarter-end.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, August 1 at 11:00 a.m. Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Phone: 1 833 470 1428 (domestic) or 1 404 975 4839 (international), Call Access Code: 581658

Live webcast: https://events.q4inc.com/attendee/220645416

In order to pre-register for the call, investors can visit https://www.netroadshow.com/events/login?show=700c1afe&confId=68331

Replay: Available through October 30, 2024 by dialing 1 866 813 9403 (domestic) or 1 929 458 6194 (international), Replay Access Code 542454

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance, announced transactions, expectations regarding the making of distributions and the payment of dividends, and the effect of pandemics on the business operations of the Company and the Company’s tenants and their continued ability to pay rent in a timely manner or at all. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.

Supplemental Materials and Website:

Supplemental materials on the Second Quarter 2024 operating results and other information on the Company are available on the investors relations section of FCPT’s website at investors.fcpt.com.

FCPT

Bill Lenehan, 415-965-8031
CEO
Patrick Wernig, 415-965-8038

CFO

Four Corners Property Trust

Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Rental revenue	$58,539	$52,843	$117,112	$105,040
Restaurant revenue	7,940	7,845	15,834	15,600
Total revenues	66,479	60,688	132,946	120,640
Operating expenses:
General and administrative	6,004	5,600	12,217	11,655
Depreciation and amortization	13,345	11,817	26,812	23,993
Property expenses	2,836	2,676	5,917	5,843
Restaurant expenses	7,332	7,197	14,896	14,492
Total operating expenses	29,517	27,290	59,842	55,983

Interest expense	(12,324)	(10,051)	(24,605)	(19,969)
Other income, net	150	226	390	526
Realized gain on sale, net	-	173	-	1,735
Income tax expense	(86)	(91)	(113)	(139)
Net income	24,702	23,655	48,776	46,810

Net income attributable to noncontrolling interest	(30)	(30)	(60)	(61)
Net Income Attributable to Common Shareholders	$24,672	$23,625	$48,716	$46,749

Basic net income per share	$0.27	$0.27	$0.53	$0.54
Diluted net income per share	$0.27	$0.27	$0.53	$0.54
Regular dividends declared per share	$0.3450	$0.3400	$0.6900	$0.6800

Weighted-average shares outstanding:
Basic	91,807,764	87,366,335	91,763,619	86,604,202
Diluted	91,994,062	87,556,011	91,976,282	86,825,150

Four Corners Property Trust

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2024	December 31, 2023
ASSETS	(Unaudited)
Real estate investments:
Land	$1,264,216	$1,240,865
Buildings, equipment and improvements	1,744,544	1,708,556
Total real estate investments	3,008,760	2,949,421
Less: Accumulated depreciation	(757,054)	(738,946)
Total real estate investments, net	2,251,706	2,210,475
Intangible lease assets, net	114,087	118,027
Total real estate investments and intangible lease assets, net	2,365,793	2,328,502
Real estate held for sale	-	-
Cash and cash equivalents	17,167	16,322
Straight-line rent adjustment	67,041	64,752
Derivative assets	24,293	20,952
Deferred tax assets	1,340	1,248
Other assets	10,280	19,858
Total Assets	$2,485,914	$2,451,634

LIABILITIES AND EQUITY

Liabilities:
Term loan and revolving credit facility ($542,000 and $446,000 of principal, respectively)	$537,270	$441,745
Senior unsecured notes	621,313	670,944
Dividends payable	31,695	31,539
Rent received in advance	12,394	14,309
Derivative liabilities	348	2,968
Other liabilities	21,482	30,266
Total liabilities	1,224,502	1,191,771

Equity:
Preferred stock, $0.0001 par value per share, 25,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.0001 par value per share, 500,000,000 shares authorized, 92,102,202 and 91,617,477 shares issued and outstanding, respectively	9	9
Additional paid-in capital	1,272,477	1,261,940
Accumulated other comprehensive income	27,636	21,977
Noncontrolling interest	2,201	2,213
Accumulated deficit	(40,911)	(26,276)
Total equity	1,261,412	1,259,863
Total Liabilities and Equity	$2,485,914	$2,451,634

Four Corners Property Trust

FFO and AFFO

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Funds from operations (FFO):
Net income	$24,702	$23,655	$48,776	$46,810
Depreciation and amortization	13,309	11,782	26,740	23,927
Realized gain on sales of real estate	-	(173)	-	(1,735)
FFO (as defined by NAREIT)	$38,011	$35,264	$75,516	$69,002
Straight-line rental revenue	(1,113)	(1,335)	(2,287)	(2,639)
Deferred income tax benefit (1)	(20)	(4)	(92)	(48)
Stock-based compensation	1,731	1,560	3,371	3,326
Non-cash amortization of deferred financing costs	653	564	1,291	1,128
Non-real estate investment depreciation	36	35	72	66
Other non-cash revenue adjustments	497	490	1,052	984
Adjusted Funds from Operations (AFFO)	$39,795	$36,574	$78,923	$71,819

Fully diluted shares outstanding (2)	92,108,621	87,670,570	92,090,841	86,939,709

FFO per diluted share	$0.41	$0.40	$0.82	$0.79

AFFO per diluted share	$0.43	$0.42	$0.86	$0.83

(1) Amount represents non-cash deferred income tax benefit recognized at the Kerrow Restaurant Business
(2) Assumes the issuance of common shares for OP units held by non-controlling interest